Exhibit 99.1

DATE: June 16, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Announces Public Offering of Common Stock

TULSA, Okla. – Williams (NYSE: WMB) announced today that it intends to commence an underwritten public offering of $3,000,000,000 of shares of its common stock. The shares will be offered by Williams pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission.

Williams intends to use the net proceeds from the offering to finance a portion of its acquisition of the 50 percent general partner interest and 55.1 million limited partner units in Access Midstream Partners, L.P. held by certain Global Infrastructure Partners funds that was previously announced on Sunday, June 15, 2014.

The underwriters have been granted a 30-day option to purchase up to an additional $450,000,000 of shares of common stock.

Citigroup, Barclays, and UBS Investment Bank are acting as joint book-running managers.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from any of the underwriters, including:

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NJ 11717

Phone: 800-831-9146

Email: prospectus@citi.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

E-mail: Barclaysprospectus@broadridge.com

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: 888-827-7275

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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